SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 13, 1999



                            North Lily Mining Company
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Utah                        0-16740                87-0159350
            ----                        -------                ----------
 (State or other jurisdiction       (Commission File         (IRS Employer
      of incorporation)                 Number)            Identification No.)



              1800 Glenarm Place, Suite 210, Denver Colorado 80202
              ----------------------------------------------------
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (303) 294-0427




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Item 5. Other Events.
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LOAN:  On July 13, 1999 the Company  closed on a borrowing of $225,000  Canadian
(approximately $159,000 U.S.) from Quest Ventures Ltd. ("Lender") of Vancouver, British Columbia, Canada, repayable with 12% compound interest on November 15, 1999, pursuant to a Loan Agreement (the "Loan Agreement") of June 28, 1999 as amended July 12, 1999. The Loan Agreement contemplates the possibility of a further borrowing by the Company of $890,000 Canadian, and is secured by Deeds of Trust of Company property in Utah and by a pledge of shares of the Company's common stock provided by the Company's Executive Vice President. The Company paid a closing bonus to the Lender, as well as the costs of title insurance and legal fees, and agreed to provide 100,000 shares of the Company's common stock to Lender. The proceeds of the loan are being used primarily to discharge a judgment outstanding against the Company, and to pay amounts owing to auditors so that the Company's audits, financial statements, and reports to the Securities and Exchange Commission can be made current.

PROPERTIES: On December 31, 1998, the Company and an investor established a Colorado Limited Liability Company known as Xeres Tintic, LLC (the "LLC"). The Company transferred its Tintic, Utah properties (consisting of approximately 10,000 rural acres of patented mining claims and fee lands 70 miles south of Salt Lake City) to the LLC. The Company received a 79% interest in the LLC and promissory note for $12.5 million from the LLC (the "Note"). The LLC intends to sell parcels for various uses including potential development. The Company controls the LLC, owns 79% of it, and, through its Note and its share of distributions, will receive 80% to 86% of the LLC's net proceeds until repayment of the Note (reducing to 69% when and if sales continue thereafter). The balance of LLC proceeds (except for 1% on sales after repayment of the Note) go to Redshore Properties Inc. ("Redshore"), which is providing certain funding, research, expertise, and handling of daily marketing and sales pursuant to the LLC's directions. Redshore's interest can be substantially reduced if Redshore does not timely produce targeted dollar amounts of sale proceeds. Several small lots have been sold, preliminary offers for some larger tracts have been received, and discussions have commenced with local authorities concerning possibly subdividing certain large tracts. There is however, no assurance that substantial values or sales will be achieved. To the extent that cash flow is realized from the properties or from further financing, it will be utilized in part to seek new resource property opportunities, available due to currently depressed resource markets. The Company will not be using proceeds for funding its former interest in the Tuina copper project in Chile, which it dropped due to failure by the project operator to arrange project financing, disappointing results, and continued low price of copper.

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




                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 12, 1999                NORTH LILY MINING COMPANY
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                                      By:  /s/   Stephen E. Flechner
                                           -------------------------------------
                                           Stephen E. Flechner
                                           Chief Executive Officer and President



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